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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration Statement to increase the number of shares registered pursuant to the Incentive Stock Plan by 300,000 shares) of America Service Group, Inc. of our report dated March 11, 1996, except as to Note 15, which is as of March 28, 1996, which appears on page F-3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-27 of such Annual Report on Form 10-K.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Linthicum, Maryland
June 25, 1998